SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 25, 2004

FNBH BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-25752 (Commission File Number)	38-2869722 (IRS Employer Identification no.)

101 East Grand River Howell, Michigan (Address of principal executive office)		48843 (Zip Code)

Registrant's telephone number, including area code: (517) 546-3150

Item 7.         Financial Statements and Exhibits.

Exhibit

99.1     Press release dated January 25, 2004.

Item 9.         Regulation FD Disclosure.

On January 25, 2004, FNBH Bancorp, Inc. issued a press release announcing year end results. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 25, 2004	FNBH BANCORP, INC. (Registrant)
	By:	/s/ Janice Trouba Janice Trouba Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated January 25, 2004 with respect to year end results.

EXHIBIT 99.1

FNBH Bancorp, Inc.
PRESS RELEASE

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced the results for the year ended December 31, 2003. Net income was $5,891,000, a $413,000 (6.6%) decrease from last year’s earnings of $6,304,000. Basic and diluted net income per share was $1.86, a decrease of $.14 (7.0%) from last year’s same period. Return on equity declined to 14.90% compared to 17.97% last year and return on assets showed similar results, decreasing to 1.39% compared to 1.58% last year.

Contributing to the decrease was a provision for loan losses of $1,270,000 for the year ended December 31, 2003 compared to a provision of $625,000 for the same period in 2002. As the economy continues to struggle we have seen increases in our past due, non accrual loans and chargeoffs and this is reflected in the increased provision. At December 31, 2003 non-performing loans totaled $4,293,000 compared to $4,097,000 at December 31, 2002.

Overall, for the year ended December 31, 2003 compared to the same period for 2002, net interest income increased by $977,000 (5.5%). The increase in net interest income was primarily due to growth in average earning assets of $33.8 million and a lower cost of funding in 2003. Net interest income was adversely affected by a lower net interest margin, 4.81% in 2003 compared to 4.90% in 2002.

For the year ended December 31, 2003 non-interest income increased $254,000 over the comparable period last year, primarily due to increased trust fees and increased service charges. These favorable items were offset by increased non-interest expenses of $1,073,000. Non-interest expense increased primarily due to the cost of a new branch and its staff, as well as the new Operations Center that was opened in 2003, increased costs for data communications and computer service fees, and a $130,000 provision for land held for sale. Federal Income tax expense decreased $74,000.

For the fourth quarter, earnings of $1,374,000 were a $228,000 (14.2%) decrease over the $1,602,000 reported in the fourth quarter of 2002. The decrease was due primarily to a $170,000 increase in the quarterly loan loss provision and a decrease in the gain on the sale of mortgage loans of $149,000, in the fourth quarter of 2003 from the comparable period in the prior year. Basic and diluted net income per share was $.43, compared to $.51 in last year’s fourth quarter.

At December 31, 2003 assets totaled $450 million, an increase of 6.9% from December 31, 2002. Loans increased to $347 million, a 6.1% increase over the previous year. Commercial loans increased 5.9%, consumer loans increased 4.0% and mortgage loans increased 10.0%. Deposits increased to $399 million, a 6.7% increase since December 31, 2002. The Company continues to enjoy a strong capital position of $41 million at December 31, 2003, an increase of 9.7% since December 31, 2002.

In December 2003 First National Bank opened a new branch on M-36 on the interchange of US 23. The branch was built to conform to environmentally friendly materials, energy efficiency and air quality standards set by LEED, Leadership in Energy and Environmental Designs. This branch is located in southeast Livingston County and will allow the bank to serve this fast growing area.

First National Bank has been the bank for Livingston County for over 100 years and has eight branches throughout the county. The Company’s stock price can be found on the NASDAQ Bulletin Board under the symbol FNHM. Purchases can be made by calling Howe Barnes at 1- 800-800-4693.